Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-23689, Form S-8 No. 333-32007, Form S-8 No. 333-70781 and Form S-8 No. 333-123984) pertaining to the Super Vision International, Inc. 1994 Stock Option Plan, as amended, and the Super Vision International, Inc. 2003 Stock Incentive Plan of our report dated March 20, 2006, relating to the financial statements of Super Vision International, Inc. which appears in this Annual Report on Form 10-KSB for the year ending December 31, 2005.

/s/ Cross, Fernandez & Riley LLP

Orlando, Florida

March 29, 2006